Exhibit 3.2

UMH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

 8.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
(Liquidation Preference $25.00 per Share)

UMH Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:  Under the power contained in Section 3(a) of Article V of the charter of the Corporation, including, without limitation, the Articles Supplementary setting forth the terms of the 8.25% Series A Cumulative Redeemable Preferred Stock, as filed with the Maryland State Department of Assessments and Taxation on May 26, 2011 and as further supplemented by these Articles Supplementary (the “Charter”), the Board of Directors of the Corporation and a duly authorized committee thereof, by resolution duly adopted, reclassified 1,108,800 authorized but unissued shares of common stock, par value $0.10 per share (the “Common Stock”), of the Corporation as additional shares of 8.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock as set forth in the Charter.  After giving effect to the foregoing classification, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 2,488,800.

SECOND:  The additional shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD:  The undersigned Vice President, Chief Financial Officer and Treasurer of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this 9th day of April, 2012.

ATTEST:	UMH PROPERTIES, INC.

/s/ Elizabeth Chiarella	By:	/s/ Anna T. Chew	(SEAL)
Elizabeth Chiarella		Anna T. Chew
Secretary		Vice President, Chief Financial Officer and Treasurer